Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Six15 Technologies Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security Class	Fee Calculation		Amount	Maximum Offering	Maximum Aggregate	Fee	Amount of Registration
	Type	Title	Rule		Registered(1)	Price	Offering(1)	Rate	Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457	(o)	2,000,000	$6.00	$12,000,000	0.0001102	$1,322.40
Fees to Be Paid	Equity	Representative’s Warrant(2)	457	(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common stock issuable upon exercise of Representative’s Warrants(3)	457	(o)	115,000	7.50	862,500	0.0001102	95.05
Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock(4)	457	(o)	300,000	$6.00	$1,800,000	0.0001102	$198.36
		Total Offering Amounts					$14,662,500	0.0001102	$1,615.81
		Total Fees Previously Paid							-
		Total Fee Offsets							-
		Net Fee Due							$1,615.81

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(2)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act

(3)	We have agreed to issue to the representative of the underwriters who we refer to as the representative, warrants to purchase up to the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering at an exercise price equal to 125% of the public offering price per share. Assuming exercise in full of the over-allotment option, consists of 115,000 shares of common stock issuable to the representative of the underwriters.
(4)	Includes an additional 15% related to the exercise in full of the over-allotment option by the underwriters.